Registration Number
                                                             333-27997 filed
                                                             pursuant to Rule
                                                             424(b)(3)

                         GLOBE BUSINESS RESOURCES, INC.

                          70,000 shares of Common Stock
                  --------------------------------------------


     This Prospectus relates to 70,000 shares of Common Stock, without par value, of Globe Business Resources, Inc., an Ohio corporation ("Globe" or the "Company"). The shares are being offered for sale by Thomas J. Koch & Associates, Inc. (the "Selling Shareholder"). The Selling Shareholder acquired the 70,000 shares offered hereby in connection with an acquisition by Globe of the Selling Shareholder's assets of Thomas J. Koch & Associates, Inc. in December 1996.

                  --------------------------------------------


     The Common Stock may be offered to the public from time to time by the Selling Shareholder. See "The Selling Shareholder." The Company will receive none of the proceeds from the sale of the Common Stock by the Selling Shareholder but will pay certain of the expenses of this offering. The Selling Shareholder will bear certain costs of this offering, including the commissions and discounts of any underwriters, dealers and agents and the legal expenses of the Selling Shareholder. The Common Stock may be sold directly or through underwriters, dealers or agents in market transactions or privately-negotiated transactions. See "Plan of Distribution." Globe Common Stock is quoted in the Nasdaq National Market under the symbol "GLBE." On June 9, 1997, the closing sales price of the Globe Common Stock was $10 1/4.

                  --------------------------------------------


          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
            SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                  --------------------------------------------


                  The date of this Prospectus is June 10, 1997.

                              AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission") under File No. 0-27682. Reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission, 450 Fifth Street N.W., Washington, D.C. 20549 and at the Regional Offices of the Commission at 7 World Trade Center, Suite 1300, New York, New York; and at Northwestern Atrium, 500 West Madison Street, Suite 1400, Chicago, Illinois. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission at the address set forth above. In addition, material filed by the Company can be obtained and inspected at the offices of The Nasdaq Stock Market, Inc., 9513 Key West Avenue, Rockville, Maryland, 20850, on which the Company's Common Stock is quoted. The Company files its reports, proxy statements and other information with the Commission electronically, and the Commission maintains a Web site located at http://www.sec.gov containing such reports, proxy statements and other information.

     This Prospectus constitutes a part of a Registration Statement on Form S-3 (Number 333- 27997) filed by the Company with the Commission under the Securities Act of 1933. This Prospectus omits certain of the information contained in the Registration Statement, and reference is hereby made to the Registration Statement and to the exhibits relating thereto for further information with respect to the Company and the shares offered hereby. Any statements contained herein concerning the provisions of any documents are not necessarily complete, and, in each instance, reference is made to such copy filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference.

                      INFORMATION INCORPORATED BY REFERENCE

     The following documents filed by the Company with the Commission are incorporated into this Prospectus by reference:


(1)  Annual Report on Form 10-K for the fiscal year ended February 28, 1997.

(2) Registration Statement on Form 8-A, Commission File No. 0-27682, filed on February 2, 1996, registering the Company's Common Stock under Section 12 of the Exchange Act, which describes the class of securities being registered hereunder.

     All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of this Prospectus and prior to the termination of the offering of the shares offered hereby, shall be deemed to be incorporated by reference into this Prospectus and to be part hereof.

     Statements contained in the documents incorporated by reference shall be deemed to be modified and superseded to the extent that statements contained herein modify or supersede such statements.

     THIS PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS (NOT INCLUDING EXHIBITS TO THE INFORMATION THAT IS INCORPORATED BY REFERENCE UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE INTO THE INFORMATION THAT THE PROSPECTUS INCORPORATES) ARE AVAILABLE UPON WRITTEN OR ORAL REQUEST, WITHOUT CHARGE, FROM VICTORIA L. CHESTER, SENIOR VICE PRESIDENT - PLANNING AND SECRETARY OF THE COMPANY, 1925 GREENWOOD AVENUE, CINCINNATI, OHIO 45246, PHONE (513) 771-8221.

                                   THE COMPANY

     Globe  is  a  major  participant  in  the  temporary  relocation  industry, operating in the rent-to-rent furniture business as well as in corporate housing. The rent-to-rent furniture business serves both corporate and individual customers who generally have immediate, temporary needs for office or residential furniture but who typically do not seek ownership. Office furniture customers range from large corporations who desire flexibility to meet their temporary and transitional needs, to small businesses and professionals who need office furniture but seek to conserve capital. Residential furniture customers include "institutional customers" (consisting of apartment property management companies and corporate housing specialists that provide short-term leased housing to relocated, transferred and temporary personnel), and individual customers.

     The rent-to-rent segment in furniture rental is differentiated from the rent-to-own segment primarily by the terms of the rental arrangements and the type of customers served. Rent-to-rent customers generally desire high-quality furniture to meet temporary needs, have good credit and pay by the month. Typically, these customers do not seek to acquire the property rented. By contrast, rent-to-own arrangements are generally made by customers without established credit whose objective is to acquire ownership of the property by renting it through the full term of the lease. Those arrangements typically involve weekly payments made over 18 to 24 months.

     The corporate housing business provides short-term leased housing, or "furnished apartments," to transferring or temporarily assigned corporate personnel, government agency employees and other individuals. Corporate housing operators typically maintain an inventory of leased housing units, although some operators own a portion of their units. Most corporate housing operators lease their furniture, housewares and electronics, but a small percentage of operators maintain their own furniture inventory and a greater percentage maintain their own housewares and electronics inventories.

     Globe was incorporated under the laws of the State of Ohio in 1989. Its executive offices are located at 1925 Greenwood Avenue, Cincinnati, Ohio 45246; telephone number (513) 771-8221.

                               SELLING SHAREHOLDER

     The 70,000 shares being sold in this offering are being sold by the Selling Shareholder. The Selling Shareholder owns no shares of Globe Common Stock other than those offered for sale by this Prospectus, and if all shares offered hereby are sold, the Selling Shareholder will own no shares of Globe Common Stock.

     On December 16, 1997, Globe purchased substantially all of the assets of the Selling Shareholder for cash, promissory notes and the shares of Globe Common Stock offered hereby. The assets purchased are utilized in the corporate and interim housing business.

                                 USE OF PROCEEDS

     The Company will not receive any proceeds from the shares being sold in this offering.

                              PLAN OF DISTRIBUTION

     The Common Stock may be sold from time to time directly by the Selling Shareholder. Alternatively, the Selling Shareholder may from time to time offer the Common Stock through underwriters, dealers or agents. The distribution of the Common Stock by the Selling Shareholder may be effected from time to time in one or more transactions that may take place on the over-the-counter market including ordinary broker's transactions, privately-negotiated transactions or through sales to one or more broker/dealers for resale of such securities as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by these holders in connection with such sales.

     The Company will pay certain expenses incident to the offering and sale of the Common Stock to the public. The Company will not pay for, among other expenses, commissions and discounts of underwriters, dealers or agents or the fees and expenses of counsel for the Selling Shareholder.

                                  LEGAL MATTERS

     The legality of the Common Stock offered hereby will be passed upon for Globe by Keating, Muething & Klekamp, P.L.L., Cincinnati, Ohio. Members of that firm beneficially own 21,000 shares of Globe Common Stock.

                                     EXPERTS

     The consolidated financial statements of the Company incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended February 28, 1997, have been so incorporated in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in accounting and auditing.

                                  MISCELLANEOUS

     No person is authorized to give any information or to make any representations other than those contained or incorporated by reference in this Prospectus and, if given or made, such informa tion or representations must not be relied upon as having been authorized. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the registered securities to which it relates or an offer to sell or a solicitation of an offer to buy such securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Neither the delivery of this Prospectus nor any sale hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of Globe since the date hereof or that the information herein is correct as of any time subsequent to its date.